Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Pharmaceuticals Receives Complete Response Letter for
AZ-004 (Staccato® Loxapine) NDA
Conference Call Scheduled Today at 8:30 a.m. Eastern Time
Mountain View, California — October 11, 2010 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA or Agency) regarding its New Drug Application (NDA) for AZ-004 (Staccato® loxapine), submitted as Adasuve™ Staccato® (loxapine) inhalation aerosol, 5 mg and 10 mg. A CRL is issued by FDA’s Center for Drug Evaluation and Research indicating that the NDA review cycle is complete and the application is not ready for approval in its present form. AZ-004 is being developed for the rapid treatment of agitation in schizophrenia or bipolar disorder patients.
In the CRL, the FDA stated that their primary clinical safety concern was related to data from the three Phase 1 pulmonary safety studies with AZ-004. This concern was primarily based on observed, dose-related post-dose decreases in forced expiratory volume in one second, or FEV1, a standard measure of lung function, in healthy subjects and in subjects with COPD and asthma. The agency also noted that decreases in FEV1 were recorded in subjects who were administered device-only, placebo versions of AZ-004. Alexza intends to meet with the FDA in the near future to discuss steps to address this FDA concern. As Alexza has previously reported, there were no serious or severe respiratory adverse events in these trials or reported in the two Phase 3 clinical trials of AZ-004. All respiratory symptoms that developed after treatment in the Phase 1 subjects with COPD and asthma were either self-limiting or readily managed with an inhaled bronchodilator.
The CRL also raised issues relating to the suitability of the stability studies undertaken by Alexza and certain other items relating to the agency’s recently completed pre-approval manufacturing inspection. Because AZ-004 incorporates a novel delivery system, the CRL also included input from FDA’s Center for Devices and Radiological Health (CDRH). CDRH requested a human factors study and related analysis to validate that the product can be used effectively in the proposed clinical setting. CDRH also requested further bench testing of the product under an additional “worst-case” manufacturing scenario.
“We are reviewing the Complete Response Letter and plan to meet with the FDA as soon as possible to discuss the Agency’s pulmonary safety concern. Alexza shares the agency’s deep interest in patient safety, and believes the pulmonary data is supportive of the safety of AZ-004. We look forward to discussing the appropriate way to address this issue,” said Thomas B. King, Alexza President and CEO. “We are also undertaking steps to address the other items raised in the CRL. We appreciate the FDA’s review of the first NDA for our novel Staccato technology, and we expect to work closely with FDA to resolve the issues raised in the Complete Response Letter. Alexza continues to believe in the safety and efficacy of AZ-004 based on the comprehensive clinical development program we have conducted.”
Conference Call Information
The Company will host an investor conference call and live webcast today, Monday, October 11, 2010 at 8:30 a.m. Eastern Time / 5:30 a.m. Pacific Time. The conference call, live webcast and archived replay are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PFAUVPB9C. A replay of the call will be available for two weeks following the event.
To access the live conference call via phone, dial 888-713-4217. International callers may access the live call by dialing 617-213-4869. The reference number to enter the call is 20601442.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 36572489.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, submitted a New Drug

Application in December 2009. In February 2010, Alexza established a partnership with Biovail Laboratories International SRL, a subsidiary of Biovail Corporation, to develop and commercialize AZ-004 in the U.S. and Canada. Biovail recently completed a merger with Valeant Pharmaceuticals International.
For more information about Alexza, the Staccato technology or the Company’s development programs, please visit www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development and safety of the Company’s product candidates and technologies. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.”, “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”, and “Unless our preclinical studies demonstrate the safety of our product candidates, we will not be able to commercialize our product candidates.”. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com